SHAREHOLDER NEWSLETTER
                                  March 4, 2004

We are pleased to announce that on February 16, Mr. John Van Engelen, CPA, CLU, CFP, CHFC, FLMI joined First American Capital Corporation and First Life America Corporation as President and C.E.O. As detailed in the attached news release, John brings more than 20 years of life insurance industry experience, and was chosen in part for his innovative approach to enhanced production and profitability in the life insurance industry.

In a related action, the Board of Directors approved the employment of Katherine Fairborn, JD, MBA, as Corporate Counsel. Katherine has extensive experience in the insurance industry and her arrival will enable the companies to reduce outside legal expenses.

At their meeting on February 23, the Board of Directors reviewed the preliminary, unaudited First American Capital Corporation 2003 year-end financial reports. As illustrated below, the December 31, 2003 numbers represent some tangible improvements over earlier reporting periods, on a Generally Accepted Accounting Principles (GAAP) basis:

                FACC Total Assets
               In $ Millions, GAAP

        2000      2001      2002      2003
       14.381     17.24    18.747    20.679

     Numbers are preliminary and unaudited

        o 2003 revenues reached $4.3 million, an increase of more than $150,000 from 2002;
        o  Assets reached $20.7 million, a 10.3% increase over 2002
        o Cash and investments totaled $13.3 million, representing an 11.2% increase from the preceding year;
        o Shareholders' equity stood at $9.4 million, a 5% reduction from last year;
        o Net investment yield dropped to 5.19% in 2003 from 5.43% in 2002, due to a general decline in interest rates;
        o While the Company was on the path toward posting a profit, several unusual expense items contributed to the Company reporting a net loss of nearly $490,000.
           These unusual expenses included the high costs associated with last year's proxy contest ($513,000) and the settlement of a claim with an outside marketing organization ($192,000). Offsetting these unexpected expenses was a reduction in income tax expense of $643,000.

The Company's December 31, 2003 audited financial statements will be included in its Form 10-K Annual Report to be filed with the Securities and Exchange Commission on or prior to March 30, 2004, which will be accessible through the SEC's web site at www.sec.gov. Those financial statements should be read in their entirety, together with Management's Discussion and Analysis included in such Report. The above, based solely on preliminary, unaudited information, is a summary of selected information.

Finally, the Board of Directors and management are working closely with outside experts to develop an enhanced liquidity program to better facilitate shareholder's ability to sell stock. While we are not encouraging you to sell your stock, we realize there may be personal needs to that require some of you to do so. While we initially believed a short-term program could be implemented rapidly, developing a desirable, advantageous program will require more time to be done properly, and we will keep you informed of the progress made.


                          Harland E. Priddle, Chairman

Please note that statements contained in this newsletter that are not historical facts may constitute forward-looking statements. Actual results may differ materially from those stated or implied in the forward-looking statements. The Company assumes no obligation to update the information contained in this newsletter.

--------------------------------------------------------------------------------

                          FIRST AMERICAN CAPITAL NAMES
                  SEASONED INSURANCE VETERAN PRESIDENT AND CEO

February 23, 2004 (Topeka, Kan.) First American Capital Corporation of Topeka announced today that it has appointed John Van Engelen as president and chief executive officer.

Van Engelen, 51, joins First American Capital after resigning his position as president and CEO of Western United Life Assurance Co., a $1.7 billion life insurance holding company based in Spokane, Wash. Prior to being named president in 1994, he had served as vice president of Marketing and vice president of Underwriting. In addition to being a CPA, Van Engelen has earned numerous industry designations, including the CLU, ChFC, CFP and FLMI credentials.

It was his combination of skills and success that made Van Engelen a natural choice for a growing company like First American, said Harland Priddle, chairman.

"John has served in three major management areas in the life insurance industry for over 25 years and we are fortunate to be able to bring him into our company," Priddle said. "His background and experience covers the important areas of underwriting, marketing, financial management and executive management. These skills will prove invaluable to our company, its shareholders, and its policyholders as we continue moving First American forward."

Van Engelen will serve as the chief executive for First American Capital Corporation and its six-year-old life insurance subsidiary, First Life America. First Life America's insurance products are sold in eight states, including Kansas, by more than 600 independent agents. The company has over 6,500 policy holders, the majority of whom live in Kansas.

Van Engelen said he looked forward to joining First American - a company he believes has great potential.

"First American is a company that is poised for significant growth," Van Engelen said. "I'm excited about this opportunity, and am committed to helping the company develop new, customer-driven products, while providing our representatives with a profitable and competitive portfolio."


Please note that statements contained in this press release that are not historical facts may constitute forward-looking statements. Actual results may differ materially from those stated or implied in the forward-looking statements. The Company assumes no obligation to update the information contained in this press release.